                                                                    EXHIBIT 99.1

                               TIDEL NEWS RELEASE

CONTACT:    Leonard Carr
            Vice President
            713-783-8200
            lcarr@tidelmail.com

FOR IMMEDIATE RELEASE

           TIDEL COMPLETES REORGANIZATION OF LAURUS DEBT FACILITY AND
                      ADDITIONAL FINANCING OF $3.35 MILLION

HOUSTON --  December  3, 2004 -- Tidel  Technologies,  Inc.  (Other  OTC:  ATMS)
announced today that it had completed the  reorganization of its existing senior debt  facility  (the "2003  Facility")  with Laurus  Master  Fund,  Ltd.,  a New
York-based  investment group that makes direct  investments in small and mid cap companies  ("Laurus"),  and had closed an additional financing with Laurus Funds in the amount of $3.35 million.

Pursuant to the reorganization of the existing senior debt, $258,920 of past due accrued  interest was paid at closing;  $300,000 of past due principal  payments was  deferred  until  maturity on November  24,  2006,  and $292,988 of past due penalty  interest that was due and payable  immediately  was deferred and is now due and payable at such maturity date.  Laurus Funds also converted  $375,300 of other fees and  penalties  into common stock at a  conversion  price of $.30 per share,  resulting in the issuance by Tidel of 1,251,000  shares of common stock.
After giving effect to the  modifications,  the unpaid principal  balance of the
2003 Facility is $6,667,988.

Monthly  principal  payments will  recommence  February 1, 2005 in the amount of
$75,000 per month through  December 1, 2005,  and then in the amount of $225,000 per month  thereafter.  Further,  Tidel  resumed  monthly  interest  payments on
December 1, 2004 at the original contract rate of prime rate plus 2%.

With respect to Tidel's  requirement to file its past due periodic  reports with the Securities and Exchange Commission ("SEC"), Laurus has extended the deadline for the filing of Tidel's Form 10-K for the year ended  September 30, 2002 until
January 31, 2005 and the  deadline for the  remainder of Tidel's  other past due periodic reports until July 31, 2005.

The  agreements   contain   waivers  from  Laurus  for  the  prior  defaults  of
non-payment,  missed SEC filing  requirements and other  non-performance  of the documents governing the 2003 Facility.

TIDEL COMPLETES REORGANIZATION OF LAURUS DEBT FACILITY AND
ADDITIONAL FINANCING OF $3.35 MILLION /PAGE 2

In  consideration  of  these  modifications,  Tidel  agreed  to pay to  Laurus a reorganization  fee on or before February 24, 2010 (the  "Reorganization  Fee").
Laurus would  receive an allocated  portion of the net proceeds  from any future sale of equity or assets of Tidel that occurs on or prior to November  26, 2009.
The minimum  amount due and payable  under the  agreement is  $2,000,000.  After payment in full of the Reorganization Fee, any warrants to purchase common stock held by Laurus will be cancelled.

ADDITIONAL FINANCING

Concurrent  with the  reorganization  of the 2003 Facility,  Tidel  completed an additional  financing  with Laurus  Funds in the amount of $3.35  million.  This additional financing is comprised of a three-year convertible note in the amount of $1.5 million,  a one-year  convertible note in the amount of $600,000,  and a one-year  purchase  order  financing  facility  in the  maximum  amount of $1.25 million,  which is principally  for the financing of new orders for the Sentinel product related to a new customer contract.

The  three-year  convertible  note bears interest at the annual rate of 14% with principal  payable at maturity,  and may be converted,  at Laurus Funds' option, into Tidel common stock at a conversion  price of $3.00 per share.  The one-year convertible note bears interest at the annual rate of 10% with principal payable at maturity,  and may be converted,  at Laurus Funds' option,  into Tidel common stock at a  conversion  price of $.30 per  share.  Amounts  borrowed  under  the purchase order financing facility, which is a primary obligation of a subsidiary of Tidel but is  guaranteed  by Tidel,  bear interest at the annual rate of 14%, and may be  converted,  at Laurus  Funds'  option,  into Tidel common stock at a conversion price of $3.00 per share.

Tidel also issued seven-year warrants to Laurus Funds to purchase 500,000 shares of Tidel  common  stock at an  exercise  price of $0.30  per  share.  The  total principal  amount  outstanding  to  Laurus  upon  completion  of the  additional financing, including the balance of the 2003 Facility, is $10,017,988.

Of the total  proceeds of this  additional  financing,  $2,533,497  was used for working capital purposes, $417,833 was placed in an escrow account controlled by
Laurus for future principal and interest payments, $258,920 was used to pay past due interest on the 2003 Facility,  and $139,750 was used for  transaction  fees and expenses.  The  additional  financing  was required  primarily to facilitate production of a significant number of product  orders to be shipped December 31,
2004, and is secured by all of the assets of Tidel and its subsidiaries.

TIDEL COMPLETES REORGANIZATION OF LAURUS DEBT FACILITY AND
ADDITIONAL FINANCING OF $3.35 MILLION /PAGE 3

RECENT RESULTS

Tidel  expects to report  operating  losses for each of the quarters and for the fiscal  year ended  September  30,  2004,  however,  due to gains  from  certain non-operating  items, the Company expects to report a net income for the quarter ended  December  31,  2003 and March 31,  2004,  and for the  fiscal  year ended
September 30, 2004.  Unaudited  revenues for the fiscal year ended September 30,
2004 were  approximately  $23.2  million  compared  to $17.8  million  and $19.4 million for the fiscal years ended  September  30, 2003 and 2002,  respectively.
These  financial  results are subject to the  performance  and completion of the audits for the periods.

ABOUT TIDEL

Tidel Technologies, Inc. is a manufacturer of automated teller machines and cash security  equipment  designed for specialty retail  marketers.  More information about the company and its  products  may be found on the  company's  web site at
www.tidel.com.

PRECAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
-----------------------------------------------------------

THIS  PRESS  RELEASE   CONTAINS   STATEMENTS  THAT  CONSTITUTE   FORWARD-LOOKING
STATEMENTS WITHIN THE MEANING OF SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF
1934. THE STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND  UNCERTAINTIES,  INCLUDING
BUT  NOT  LIMITED  TO THE  COMPANY'S  FINANCIAL  POSITION  AND  WORKING  CAPITAL
AVAILABILITY,  ABILITY TO REPAY ITS INDEBTEDNESS, THE LEVELS OF ORDERS WHICH ARE
RECEIVED  AND  CAN  BE  SHIPPED  IN  A  QUARTER;  CUSTOMER  ORDER  PATTERNS  AND
SEASONALITY;   COSTS  OF  LABOR,   RAW   MATERIALS,   SUPPLIES  AND   EQUIPMENT;
TECHNOLOGICAL CHANGES; COMPETITION AND COMPETITIVE PRESSURES ON PRICING; CHANGES
IN THE COMPANY'S  RELATIONSHIPS  WITH CUSTOMERS OR SUPPLIERS;  ACCEPTANCE OF THE
COMPANY'S PRODUCT AND TECHNOLOGY INTRODUCTIONS IN THE MARKETPLACE; UNANTICIPATED
LITIGATION,  CLAIMS OR  ASSESSMENTS;  THE COMPANY'S  ABILITY TO REDUCE COSTS AND
EXPENSES AND IMPROVE INTERNAL OPERATING EFFICIENCIES;  THE ECONOMIC CONDITION OF
THE ATM INDUSTRY AND THE POSSIBILITY  THAT IT IS A MATURE  INDUSTRY;  THE FUTURE
TRADING  MARKET FOR THE  COMPANY'S  SECURITIES;  AND ECONOMIC  CONDITIONS IN THE
UNITED  STATES  AND  WORLDWIDE.  TIDEL  UNDERTAKES  NO DUTY TO UPDATE ANY OF THE
STATEMENTS SET FORTH IN THIS RELEASE.

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